						Exhibit A-3
WPS Resources Capital Corporation
Consolidating Balance Sheet
As of December 31, 2004	WPS Resources	WPS	WPS Power
(Millions)	Capital	Energy	Development,	Eliminations		Consolidated
	Corporation	Services, Inc	Inc	Debit	Credit	Statements
Assets
Cash and cash equivalents	0.1	17.9	17.6	-	-	35.6
Accounts receivable - net	-	399.6	22.9	-	6.7	415.8
Accrued unbilled revenues	-	41.5	-	-	-	41.5
Inventories	-	110.9	2.2	-	-	113.1
Current assets from risk management activities	-	423.2	11.8	-	1.2	433.8
Assets held for sale	-	-	118.8	-	-	118.8
Other current assets	-	2.7	5.8	-	-	8.5
Current assets	0.1	995.8	179.1	-	7.9	1,167.1

Property, plant, and equipment, net	-	8.5	138.1	-	-	146.6
Long-term assets from risk management activities	-	75.1	-	-	-	75.1
Other	391.7	7.9	63.3	-	391.7	71.2
Total assets	391.8	1,087.3	380.5	-	399.6	1,460.0

Liabilities and Shareholders' Equity
Short-term debt	-	51.0	6.7	-	-	57.7
Current portion of long-term debt	-	-	5.5	-	-	5.5
Accounts payable	-	434.7	14.4	6.8	-	442.3
Current liabilities from risk management activities	-	384.6	17.6	1.2	-	401.0
Liabilities held for sale	-	-	2.8	-	-	2.8
Other current liabilities	-	27.9	17.7	-	-	45.6
Current liabilities	-	898.2	64.7	8.0	-	954.9

Long-term debt	-	-	103.8	-	-	103.8
Deferred income taxes	-	0.5	(77.1)	-	-	(76.6)
Long-term liabilities from risk management activities	-	68.3	-	-	-	68.3
Other	-	10.6	7.1	-	-	17.7
Long-term liabilities	-	79.4	33.8	-	-	113.2

Common stock equity	391.8	109.7	282.0	391.6	-	391.9

Total liabilities and shareholders' equity	391.8	1,087.3	380.5	399.6	-	1,460.0

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						Exhibit A-3
WPS Resources Capital Corporation and Subsidiaries
Consolidating Statement of Income
For the year ended December 31, 2004	WPS Resources	WPS	WPS Power
(Millions)	Capital	Energy	Development,	Eliminations		Consolidated
	Corporation	Services, Inc	Inc	Debit	Credit	Statements
Nonregulated revenue	41.6	3,556.3	71.4	75.2	19.7	3,613.8
Total revenues	41.6	3,556.3	71.4	75.2	19.7	3,613.8

Nonregulated cost of fuel, gas, and purchased power	-	3,444.7	48.1	-	13.3	3,479.5
Operating and maintenance expense	-	52.5	28.8	-	0.6	80.7
Depreciation and decommissioning expense	-	2.5	8.5	-	-	11.0
Taxes other than income	-	0.8	2.2	-	-	3.0
Operating income	41.6	55.8	(16.2)	75.2	33.6	39.6

Miscellaneous income	-	1.7	(2.0)	-	-	(0.3)
Interest expense and distributions on trust preferred securities	-	(0.8)	(2.4)	-	-	(3.2)
Minority interest	-	-	3.4	-	-	3.4
Other income (expense)	-	0.9	(1.0)	-	-	(0.1)

Income before taxes	41.6	56.7	(17.2)	75.2	33.6	39.5
Provision for income taxes	-	20.4	(36.0)	-	-	(15.6)
Income from continuing operations	41.6	36.3	18.8	75.2	33.6	55.1

Discontinued operations, net of tax	-	0.4	(13.8)	-	-	(13.4)
Income available for common shareholders	41.6	36.7	5.0	75.2	33.6	41.7

WPS Resources Capital Corporation
Consolidating Stmnt of Retained Earnings
As of December 31, 2004	WPS Resources	WPS	WPS Power
(Millions)	Capital	Energy	Development,	Eliminations		Consolidated
	Corporation	Services, Inc	Inc	Debit	Credit	Statements
Retained earnings (1/1/04)	59.7	25.6	6.9	44.0	11.5	59.7
Income available for common shareholders	41.6	36.7	5.0	75.2	33.6	41.7
Retained earnings (12/31/04)	101.3	62.3	11.9	119.2	45.1	101.4

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